EXHIBIT 99.C1





                         INDEPENDENT AUDITORS' CONSENT



     We consent to the use in this Post-Effective Amendment No. 12 to Registration Statement No. 33-57244 on Form S-6 of Reliastar Select*Life Variable Account filed under the Securities Act of 1933 of our report dated February 11, 2000 related to the financial statements of ReliStar Select*Life Variable Account as of December 31, 2000 and for each of the three years in the period then ended, and our report dated February 1, 2000 related to the consolidated financial statements of ReliaStar Life Insurance Company and subsidiaries as of and for the years ended December 31, 1999 and 1998, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 6, 2001